ALLEN & GLEDHILL

Dated 17 August 2018

Hudson River Pte. Ltd.

and

Goh Kian Hwa

and

Lung Lay Hua

and

MSC Consulting (S) Pte. Ltd.

SUBSCRIPTION AGREEMENT

in relation to the subscription of approximately 30 per cent. of shareholding interest in the Company (based on the enlarged issued share capital of the Company immediately after Completion)

Allen & Gledhill LLP
One Marina Boulevard #28-00 Singapore 018989
Tel: +65 6890 7188 | Fax +65 6327 3800

allenandgledhill.com

TABLE OF CONTENTS

Contents | Page

This Agreement is made on **17 August 2018 between:**

(1) **Hudson River Pte. Ltd.** (registered number 201416886W), a company incorporated in Singapore and having its registered office at 50 Raffles Place, #34-04 Singapore Land Tower, Singapore 048623 (the "**Investor**");

(2) **Goh Kian Hwa** (NRIC: S6831467D) residing at 1 Jalan Malu-Malu Singapore 769692 (the "**Founder 1**");

(3) **Lung Lay Hua** (NRIC: S6944642F) residing at 1 Jalan Malu-Malu Singapore 769692 (the "**Founder 2**", together with Founder 1, the "**Founders**");

(4) **MSC Consulting (S) Pte. Ltd.** (registered number 200305559E), a company incorporated in Singapore whose registered office is at 1 Yishun Industrial Street 1, #04-27/28, A'Posh Bizhub Singapore 768160 (the "**Company**").

Whereas:

(A) As at the date hereof, the Company is a private company limited by shares incorporated in Singapore under the Companies Act (as hereinafter defined) and has at the date of this Agreement an issued and paid-up share capital of S$133,333 comprising 133,333 ordinary shares.

(B) Founder 1 and Founder 2 are shareholders of the Company. The other shareholders of the Company as at the date hereof are set out in **Part A** of **Schedule 1** (columns (1), (2) and (3)). The shareholders of the Company and their respective shareholding in the Company immediately after Completion are set out in **Part A** and **Part B** of **Schedule 1** (columns (1), (4) and (5)).

(C) The Investor has agreed to subscribe for, and the Company has agreed to allot and issue the Subscription Shares (as defined below) on the terms and subject to the conditions of this Agreement.

It is hereby agreed as follows:

1. Interpretation

1.1 In this Agreement, the following words and expressions, unless the context otherwise requires, shall have the following meanings respectively:

"**Accounts Date**" means 31 December 2017;

"**affiliate**" means with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with, such person. In relation to an individual, an affiliate with respect to that individual shall mean his spouse, children (including adopted and step-children), his parents and his siblings, and any other person directly or indirectly controlling, controlled by, or under common control with, any of the foregoing persons;

"**Amended Constitution**" means the amendments to the constitution of the Company in an agreed form as set out in Schedule 3 to the Shareholders' Agreement;

"**Audited Accounts**" means the FY2016 Audited Accounts and the FY2017 Audited Accounts.

"**Business Day**" means a day which is not a Saturday, a Sunday or a public holiday in Singapore;

"**Companies Act**" means the Companies Act, Chapter 50 of Singapore;

"**Completion**" means completion of the subscription of the Subscription Shares in accordance with **Clause 6**;

"**Completion Date**" means the date falling two months from the date of this Agreement or such other date as is agreed between the Investor and the Company;

"**Constitution**" shall have the meaning ascribed to it in **paragraph 3(a)** of **Schedule 4**;

"**control**" (including its correlative meanings "**controlling**", "**controlled by**" and "**under common control with**") means, with respect to a person, the right to exercise, directly or indirectly, more than fifty per cent. (50%) of the voting rights or participation interests of such person, or the power to direct or cause the direction of the management or policies of such person;

"**Directors**" means the directors of the Company;

"**Employment Contract**" means the employment contract pursuant to which the Company employs Zhang Rong (NRIC No.: S2767188H) as Vice President of the Company, the agreed form of which is set out in **Schedule 5**;

"**Encumbrance**" means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

"**Existing Shareholders**" means the shareholders of the Company as at the date hereof, whose details are set out in **Part A** of **Schedule 1**;

"**Founder and Company Warranties**" means the representations and warranties on the part of the Founders and the Company specified in **Schedule 3** and "**Founder and Company Warranty**" shall be construed accordingly;

"**Group Companies**" or the "**Group**" means the Company and its Subsidiaries, and "**Group Company**" shall mean any one of them;

"**FY2016 Audited Accounts**" means the profit and loss accounts, balance-sheets and cash flow statements for the financial year ended on 31 December 2016 for each of the Group Companies, the auditor's report on those accounts, the directors' report for that financial year and the notes to those accounts;

"**FY2017 Audited Accounts**" means the profit and loss accounts, balance-sheets and cash flow statements for the financial year ended on the Accounts Date for each of the Group Companies, the auditor's report on those accounts, the directors' report for that financial year and the notes to those accounts.

"**Intellectual Property Rights**" means trademarks, service marks, trade names, domain names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrights, semi-conductor topography rights, database rights and all other similar rights in any part of the world (including Know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

"**Investor Directors**" means such persons nominated by the Investor to the board of directors of the Company and "**Investor Director**" shall mean any of them;

"**Investor Warranties**" means the representations and warranties on the part of the Investor specified in **Schedule 4** and "**Investor Warranty**" shall be construed accordingly;

"**Know-how**" means confidential or proprietary industrial and commercial information and techniques in any form including drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

"**Leases**" and each, a "**Lease**", shall have the meaning ascribed to it in **paragraph 5.4** of **Schedule 3**;

"**Material Adverse Change**" means any matter, event or circumstance that results or is likely to result in a material adverse change in the business, operations, turnover, profitability and the financial condition or trading position of the Company or the Group taken as a whole;

"**Parties**" means the Investor, the Founders and the Company and "**Party**" means any one of them;

"**Permitted Dividends**" shall have the meaning ascribed to it in **Clause 5.1**;

"**Related Party Transactions**" means the transactions referred to in **paragraphs 10.7(a)**, **(b)** and **(c)** of **Schedule 3**;

"**Relevant Subsidiaries**" shall have the meaning ascribed to it in **Clause 2.1.3**;

"**Restructuring**" shall have the meaning ascribed to it in **Clause 2.1.3**;

"**Shareholders Agreement**" means the agreement dated the date hereof entered into among the Investor, the Founders, other existing shareholders of the Company and the Company which set out agreement between shareholders regulating affairs of the Company and their relationship as shareholders, which shall take effect at Completion;

"**Shareholders' Loan**" means any loan extended by any Existing Shareholder or any of his/her affiliates to any Group Company from time to time;

"**Subscription Price**" means the aggregate sum of S$3,000,000;

"**Subscription Shares**" means 57,143 ordinary shares in the issued capital of the Company to be subscribed by the Investor, representing approximately 30 per cent. of the enlarged issued share capital of the Company immediately after Completion.

"**Subsidiaries**" means the subsidiaries of the Company as at the date hereof and as at Completion, including the Relevant Subsidiaries, listed in **Paragraphs 2** and **3** of **Schedule 2**, and "**Subsidiary**" means any one of them;

"**Surviving Provisions**" means **Clause 1** and **Clause 9**;

"**Taxation**" or "**Tax**" means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;

"**Tax Authority**" means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

"**Transaction Documents**" means this Agreement and all other documents entered into by any of the Parties relating to the transactions contemplated under this Agreement, including without limitation, the documents relating to the Restructuring;

"**VSA**" means Vertical Software Asia Pte Ltd. (Company registration number: 200903951E) having its registered address at 1 Yishun Industrial Street 1, #04-27/28 A'Posh Bizhub Singapore 768160 as at the date hereof; and

"**VSA Licence Agreement**" means the licence agreement pursuant to which VSA agrees to grant to the Company or such other subsidiaries of the Company as the Company may direct, non-exclusive, irrevocable, transferable and sub-licensable, royalty-free, fully paid-up, worldwide right and licence(s) to use VSA's Intellectual Property Rights in existence as of or created after the date hereof for a period of 10 years commencing from the Completion Date, the agreed form of which is set out in **Schedule 7**.

1.2 The Interpretation Act, Chapter 1 of Singapore shall apply to this Agreement in the same way as it applies to an enactment.

1.3 The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

1.4 Unless the context otherwise requires:

(a) words importing the singular include the plural and vice versa, words importing any gender include every gender and references to time shall mean Singapore time;

(b) references to a **"person"** include any company, limited liability partnership, partnership, business trust or unincorporated association (whether or not having separate legal personality) and references to a **"company"** include any company, corporation or other body corporate, wherever and however incorporated or established;

(c) the words **"subsidiary"** and **"related corporation"** shall have the meanings ascribed to them in Sections 5 and 6 respectively of the Companies Act;

(d) the words **"written"** and **"in writing"** include any means of visible reproduction;

(e) any reference to **"procure"** shall mean an absolute obligation (and not a reasonable obligation) to cause or bring about;

(f) if a period of time is specified as being from a given day or from the date of an act or event, it shall be calculated exclusive of that day and inclusive of the relevant last day of such period of time;

(g) any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions entered into hereunder or in connection with this Agreement;

(h) references to Clauses, Schedules, paragraphs and Recitals are to clauses of, the schedules to and the paragraphs and recitals of, this Agreement (as the case may be), and a reference to **"this Agreement"**, or any of its provisions, includes all amendments and modifications made to this Agreement or such provision(s) in accordance with the terms of this Agreement from time to time in force; and

(i) references to a Party shall include such Party's successors and assigns.

1.5 The liability of Founder 1, Founder 2 and the Company under this Agreement shall be joint and several.

2. Conditions

2.1 Conditions Precedent

Completion is conditional on:

2.1.1 all the Founder and Company Warranties being true, accurate and not misleading as at Completion;

2.1.2 all covenants and undertakings of the Founders and Company under this Agreement having been complied with as at Completion;

2.1.3 the Founders and the Company having completed a restructuring on terms satisfactory to the Investor to transfer all the shares in OrangeKloud Pte Ltd, OrangeKloud Inc. and MSCI Consulting Sdn. Bhd. (the "**Relevant Subsidiaries**") to the Company or a wholly-owned subsidiary of the Company such that all of the Relevant Subsidiaries are wholly-owned (direct or indirect) subsidiaries of the Company (the "**Restructuring**");

2.1.4 no Material Adverse Change having occurred; and

2.1.5 the subscription, allotment and issuance of the Subscription Shares upon the terms and conditions of this Agreement not being prohibited or restricted by any statute, order, rule, regulation, directive, guideline or request promulgated by any legislative, executive or regulatory body or other authority of Singapore and any other relevant jurisdictions.

2.2 Responsibility for Satisfaction

The Founders and Company shall use their best endeavours to ensure the satisfaction of the conditions set out in **Clauses 2.1.1, 2.1.2** and **2.1.3**.

2.3 Non-Satisfaction/Waiver

2.3.1 The Investor may at any time waive in whole or in part and conditionally or unconditionally the conditions set out in **Clauses 2.1.1, 2.1.2, 2.1.3** and **2.1.4** by notice in writing to the Company. The conditions set out in **Clauses 2.1.1, 2.1.2, 2.1.3** and **2.1.4** are for the benefit of the Investor and any non-satisfaction of any such conditions may only be relied upon by the Investor (and not the Company or the Founders).

2.3.2 If:

(i) any of the conditions set out in **Clauses 2.1.1, 2.1.2, 2.1.3** and **2.1.4** is not satisfied or waived on or before the Completion Date, the Investor may, in its sole discretion, terminate this Agreement by written notice to the Company or extend the Completion Date; and

(ii) the condition set out in **Clause 2.1.5** is not satisfied on the Completion Date, the Company or the Investor may, in its sole discretion, terminate this Agreement by written notice to each other or the Company and the Investor may mutually agree to extend the Completion Date.

In the event of termination of this Agreement under this Clause, neither the Founders, the Company nor the Investor shall have any claim against the other under this Agreement, save for any claim arising from breach of any obligation contained in **Clause 2.2**.

3. Agreement to Subscribe for Subscription Shares

3.1 The Investor agrees to subscribe for the Subscription Shares on Completion and the Company agrees to allot and issue the Subscription Shares to the Investor, in each case on and subject to the terms and conditions of this Agreement.

3.2 The Subscription Shares shall rank *pari passu* in all respects with all other ordinary shares of the Company then in issue.

3.3 **Right to Appoint Directors.** At Completion, the Investor shall be entitled to appoint not more than two (2) Investor Directors to the board of directors of the Company.

3.4 **Use of Proceeds.** Each of the Founders and the Company acknowledges, agrees and undertakes, to and with the Investor that unless otherwise consented in writing by the Investor, the monetary proceeds received from the subscription by the Investor of the Subscription Shares shall be used as general working capital of the Group and the Permitted Dividends only. Each of the Founders and the Company further undertakes to procure that none of the Group Companies shall repay any Shareholders' Loan without prior written consent of the Investor.

4. Consideration

The consideration for the issue of the Subscription Shares shall be the payment by the Investor to the Company of the Subscription Price.

5. Pre-Completion Undertakings

5.1 The Parties agree that prior to Completion, the Company may declare a cash dividend in an amount of S$2,700,000 to the Founders and other existing shareholders of the Company based on the latest retained earnings of the Company which shall be determined by reference to the Audited Accounts (the "**Permitted Dividends**") provided that the Founders and the Company shall, prior to such declaration, provide or make available all relevant documents to the Investor to evidence that the dividend has been determined based on the latest retained earnings of the Company set out in the Audited Accounts. Payment of such Permitted Dividends in cash may take place before or after Completion.

5.2 Each of the Founders and the Company undertakes that it shall procure and ensure that prior to Completion, each Group Company:

5.2.1 shall preserve and maintain in full force and effect its corporate existence;

5.2.2 shall carry on its business in compliance with all applicable laws, rules, regulations

and orders to which it is subject and as a going concern in the ordinary and usual course as carried on prior to the date of this Agreement and in a manner consistent with past practices; and

5.2.3 without prejudice to the generality of **Clause 5.2.2** above, shall not, without the prior written consent of the Investor:

(i) create, allot or issue, or repay, redeem or repurchase any share capital, loan capital, option, warrants or other securities of any Group Company;

(ii) acquire or dispose of any revenues, assets, business or undertakings of any Group Company (other than the Restructuring) or create or allow to exist any Encumbrances over any of the foregoing;

(iii) make, or agree to make, any material capital expenditure;

(iv) enter into, amend or terminate any Related Party Transaction or material contract or enter into any long term, onerous or unusual agreement, arrangement or obligation;

(v) other than the Restructuring, dispose of any of its legal or beneficial interest in any shares in the Subsidiaries;

(vi) make any changes to its constitution or accounting policies;

(vii) other than in accordance with **Clause 5.1**, declare, make or pay any dividend or other distribution to shareholders;

(viii) undertake any corporate action other than the Restructuring;

(ix) amend, or agree to amend, the terms of its borrowing or indebtedness in the nature of borrowing or create, incur, or agree to create or incur, borrowing or indebtedness in the nature of borrowing;

(x) repay or amend any terms of any Shareholders' Loan;

(xi) enter into any guarantee, indemnity or other agreement to secure any obligation of a third party;

(xii) make any material amendment to the terms and conditions of employment or appoint or dismiss any key or senior personnel; or

(xiii) enter into any arrangement, agreement or understanding in relation to any of the foregoing.

6. Completion

6.1 Completion shall take place on the Completion Date at such time and place as may be agreed between the Investor and the Company.

6.2 On the Completion Date:

6.2.1 the Company and the Founders shall deliver or make available, and shall procure that there be delivered or made available, the following to the Investor:

(i) the share certificate(s) for the relevant Subscription Shares to be issued on Completion Date to the Investor;

(ii) duly executed approvals and other documents as may be required to give good title to the Subscription Shares and to enable the Investor to become the registered holder thereof;

(iii) certified true copies of:

(a) the ordinary resolution of the shareholders of the Company authorising the allotment and issuance, by the Directors, of the Subscription Shares in accordance with the terms and conditions of this Agreement;

(b) the special resolution of the shareholders of the Company approving the adoption of the Amended Constitution;

(iv) certified true copies of the resolutions passed by the Company's Board approving, *inter alia*:

(a) the Company's entry into, execution and delivery of and performance of its obligations under, this Agreement and any other transaction document ancillary or in connection with this Agreement (including the Employment Contract);

(b) the allotment and issuance of the Subscription Shares to be issued on the Completion Date in accordance with the terms of this Agreement and authorising the entry into the electronic register of members of the Company, the name of the Investor as the holder of the Subscription Shares;

(c) the appointment of the Investor Directors to the Board;

(d) the adoption of the Amended Constitution as the Company's Constitution; and

(e) authorising the share certificates representing the Subscription Shares to be issued and allotted to the Investor;

(v) a certified true copy of the Amended Constitution;

(vi) certified true copies of the electronic register of members of all Relevant Subsidiaries reflecting the Company as the sole shareholder of all Relevant Subsidiaries;

(vii) original of the signed Employment Contract, duly executed by the Company; and

(viii) certified true copy of the VSA Licence Agreement duly executed by the Company and VSA.

6.2.2 against compliance of the provisions of **Clause 6.2.1** by the Company and the Founders, the Investor shall deliver to the Company evidence of instructions given to its bank in the form of an MT103 or equivalent for the payment of the Subscription Price to the bank account of the Company (details of which shall be notified by the Company to the Investor no later than 5 days prior to Completion Date); and

6.2.3 against compliance of the provisions of **Clause 6.2.1** by the Company and the Founders and the provisions of **Clause 6.2.2** by the Investor, the Company shall, and the Founders shall procure the Company to, issue the Subscription Shares to the Investor and shall:

(i) enter the name of the Investor in the Company's electronic register of members as the registered holder of the Subscription Shares and shall deliver to the Investor a certified true copy of the updated Company's electronic register of members showing the relevant recordings of the Subscription Shares in the name of the Investor;

(ii) issue and deliver to the Investor a share certificate in respect of the Subscription Shares in its name;

(iii) appoint the Investor Directors to the board of directors of the Company and make the necessary lodgement or filing with the Accounting and Corporate Regulatory Authority of Singapore and deliver to the Investor a certified true copy of such lodgement or filing; and

(iv) adopt the Amended Constitution as the Company's Constitution and deliver a certified true copy of the same to the Investor.

6.3 Post-Completion Shareholding Structure

The shareholding structure of the Company immediately after Completion is set out in Columns (1), (4) and (5) of **Schedule 1**.

6.4 Right to Terminate

If the Company, the Founders and/or the Investor fail to comply with any of their respective

obligations in **Clause 6.2**, the Investor (in the case of non-compliance by the Company or any Founder) or the Company (in the case of non-compliance by the Investor) shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the other:

6.4.1 to terminate this Agreement (other than the Surviving Provisions) without liability on its part;

6.4.2 to effect Completion so far as practicable having regard to the defaults which have occurred; or

6.4.3 to fix a new date for Completion (being not more than 20 Business Days after the initial date for Completion) in which case the provisions of this **Clause 6.4** shall apply to Completion as so deferred but provided such deferral may only occur once.

7. Representations and Warranties

7.1 The Founder and Company Warranties

The Founder and the Company jointly and severally represents, warrants and undertakes to and with the Investor that each of the Company and Founder Warranties is as of the date of this Agreement, true, accurate and not misleading and will be true, accurate and not misleading as at the Completion Date, with reference to the facts and circumstances existing on the Completion Date.

7.2 The Investor Warranties

The Investor represents and warrants to the Company that each of the Investor Warranties is as of the date of this Agreement, true, accurate and not misleading and will be true, accurate and not misleading as at the Completion Date with reference to the facts and circumstances existing on the Completion Date.

7.3 Reliance

Each of the Founders and the Company acknowledges that the Investor has entered into this Agreement in reliance upon and on the basis of each of, *inter alia*, the Founder and Company Warranties which have been given as representations and warranties and inducement for the Investor to enter into this Agreement.

7.4 Separate and Independent

Each of the Founder and Company Warranties shall be separate and independent and shall not be limited by reference to any paragraph of **Schedule 3** or by anything in this Agreement.

8. Further Assurance

Each Party to this Agreement shall cooperate with the other and execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested by the other Party from time to time in order to carry out, evidence and confirm their rights and the intended purpose of this Agreement.

9. Other Provisions

9.1 **Notices** All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by prepaid registered post (by air-mail if to or from an address outside Singapore) with recorded delivery, or by facsimile transmission or electronic mail addressed to the intended recipient thereof at its address or at its facsimile number or email address set out below (or to such other address or facsimile number or email address as a Party to this Agreement may from time to time duly notify the other). Any such notice, demand or communication shall be deemed to have been duly served (if delivered personally or given or made by facsimile or electronic mail) immediately or (if given or made by letter) 48 hours after posting or (if made or given to or from an address outside Singapore) ten days after posting and in proving the same it shall be sufficient to show that personal delivery was made or that the envelope containing such notice was properly addressed as a prepaid registered letter or that the facsimile transmission was properly addressed and despatched. The addresses and facsimile numbers and email address of the Parties for the purpose of this Agreement are

The Founders

Address: 1 Jalan Malu Malu S(769692)

Attention: Goh Kian Hwa, Lung Lay Hua

Facsimile No.: N.A.

Email: alex.goh@msc-consulting.com.sg, esther.lung@msc-consulting.com.sg

The Investor

Address: 50 Raffles Place, #34-04 Singapore Land Tower, Singapore 048623

Attention: Hudson River Pte. Ltd. (Attention: Mr. Zhang Rong)

Facsimile No.: N.A.

Email: zrtimesg@yahoo.com

The Company

Address: 1 Yishun Industrial Street 1

#04-27/28 A'Posh Bizhub
Singapore 768160

Attention: Goh Kian Hwa / Lung Lay Hua
Facsimile No.: 6741 1102

Email: alex.goh@msc-consulting.com.sg / esther.lung@msc-consulting.com.sg

9.2 Confidentiality

Clauses 14 and 15 of the Shareholders Agreement shall apply *mutatis mutandis* and each Party must comply with the confidentiality obligations set forth in these clauses.

9.3 Time of the Essence

Time shall be of the essence of this Agreement both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

9.4 Successors and Assigns

This Agreement is personal to the Parties to this Agreement. Accordingly, neither Party may, without the prior written consent of the other, assign the benefit of all or any of the other's obligations under this Agreement, or any benefit arising under or out of this Agreement.

9.5 Whole Agreement

9.5.1 This Agreement contains the whole agreement between the Company and the Investor relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Company and the Investor in relation to the matters dealt with in this Agreement.

9.5.2 The Investor acknowledges that it has not been induced to enter this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

9.5.3 So far as is permitted by law and except in the case of fraud, each of the Company and the Investor agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

9.6 Continuing Effects of this Agreement

9.6.1 The provisions of this Agreement which have not been fully performed as at the Completion Date shall remain in full force and effect notwithstanding the Completion.

9.6.2 This **Clause 9.6** and all the Surviving Provisions shall remain binding on the Parties notwithstanding the Completion and/or any rescission or termination of this Agreement by any Party and any rights or obligations of the Parties in respect of any breach of this Agreement accruing prior to, on or as a result of such termination or rescission shall continue to subsist notwithstanding such termination or rescission.

9.7 Variation, Waiver, etc

Save as otherwise expressly provided, no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by the Parties to this Agreement.

9.8 Severability

If any term or provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement and the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

9.9 Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together and when delivered to the Parties to this Agreement shall constitute one and the same instrument. Either Party to this Agreement may enter into this Agreement by executing any such counterpart.

9.10 Third Party Rights

A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any term of this Agreement.

9.11 Governing Law and Dispute Resolution

9.11.1 This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Singapore law.

9.11.2 Any dispute arising out of or in connection with this Agreement, including any question as to the validity, existence or termination of this Agreement and/or this Clause, shall be resolved by arbitration in seat in Singapore conducted in English by a single arbitrator pursuant to the rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this clause.

Schedule 1

The Shareholders

(1)	(2)	(3)	(4)	(5)
Name of Shareholder	**Number of and class of Shares held as at the date hereof**	**Shareholding Percentage as at the date hereof**	**Number of and class of Shares held as at Completion**	**Shareholding Percentage as at Completion**
PART A **The Existing Shareholders**				
Lung Lay Hua	64,667 Ordinary Shares	48.5 per cent.	64,667 Ordinary Shares	33.95 per cent.
Goh Kian Hwa	61,666 Ordinary Shares	46.25 per cent.	61,666 Ordinary Shares	32.375 per cent.
Chew Kim Chwee	5,000 Ordinary Shares	3.75 per cent.	5,000 Ordinary Shares	2.625 per cent.
Yap Wil Kiat	2,000 Ordinary Shares	1.5 per cent.	2,000 Ordinary Shares	1.05 per cent.
PART B **The Investor**				
Hudson River Pte Ltd	-	-	57,143 Ordinary Shares	30 per cent.
Total	133,333 Ordinary Shares	100 per cent.	190,476 Ordinary Shares	100 per cent.

Schedule 2

Group Companies

1. **Particulars of the Company**

Name of Company: MSC Consulting (S) Pte. Ltd.

Registered number: 200305559E

Registered office: 1 Yishun Industrial Street 1, #04-27/28, A'Posh Bizhub Singapore 768160

Date and place of incorporation: 16 June 2003, Singapore

Issued share capital and number of issued shares: S$133,333 comprising 133,333 ordinary shares

Registered shareholders and shares held:

1. Chew Kim Chwee – 5,000 ordinary shares
2. Goh Kian Hwa – 61,666 ordinary shares
3. Lung Lay Hua – 64,667 ordinary shares
4. Yap Wil Kiat (Ye Weijie) – 2,000 ordinary shares

Beneficial shareholders and shares held:

1. Chew Kim Chwee – 5,000 ordinary shares
2. Goh Kian Hwa – 61,666 ordinary shares
3. Lung Lay Hua – 64,667 ordinary shares
4. Yap Wil Kiat (Ye Weijie) – 2,000 ordinary shares

Directors: Goh Kian Hwa, Yap Wil Kiat (Ye Weijie), Chew Kim Chwee and Lung Lay Hua

Secretary: Goh Kian Hwa

Financial year end: 31 December

Auditors: RSM Chio Lim LLP

2. Particulars of the Subsidiaries as at the date of this Agreement

Name of Subsidiary:	**OrangeKloud Pte Ltd**
Registered number:	201531332R
Registered office:	1 Yishun Industrial Street 1, #04-27/28, A'Posh Bizhub Singapore 768160
Date and place of incorporation:	8 August 2015, Singapore
Issued share capital and number of issued shares:	S$100,000 comprising 100,000 ordinary shares
Registered shareholders and shares held:	• MSC Consulting (S) Pte. Ltd.: 100,000 ordinary shares
Beneficial shareholders and shares held:	• MSC Consulting (S) Pte. Ltd.: 100,000 ordinary shares
Directors:	Goh Kian Hwa
	Lung Lay Hua
Secretary:	Goh Kian Hwa
Financial year end:	31 July
Auditors:	RSM Chio Lim LLP

Name of Subsidiary:	**OrangeKloud Inc.**
Registered number:	4004490
Registered office:	1510 Fashion Island Blvd STE 200, San Mateo CA 94404
Date and place of incorporation:	15 March 2017, California, USA
Issued share capital and number of issued shares:	US$4 comprising 20,000,000 shares of common stock
Registered shareholders and shares held:	OrangeKloud Pte. Ltd.: 20,000,000 shares of common stock

Beneficial shareholders and shares held:	OrangeKloud Pte. Ltd.: 20,000,000 shares of common stock
Directors:	Goh Kian Hwa (President)
Secretary:	Lung Lay Hua
Financial year end:	31 December
Auditors:	Not appointed

Name of Subsidiary:	**MSCI Consulting Sdn Bhd**
Registered number:	733789-A
Registered office:	1D-3 (2nd floor) Mayang Plaza, Jalan SS26/9,
	Petaling Jaya, Selangor 47301
Date and place of incorporation:	16-05-2006, Malaysia
Issued share capital and number of issued shares:	RM500,000 comprising 500,000 ordinary shares
Registered shareholders and shares held:	Lung Lay Hua: 250,000 ordinary shares
	Goh Kian Hwa: 250,000 ordinary shares
Beneficial shareholders and shares held:	Lung Lay Hua: 250,000 ordinary shares
	Goh Kian Hwa: 250,000 ordinary shares
Directors:	Lung Lay Hua
	Goh Kian Hwa
Secretary:	Shim Swee Mee
Financial year end:	31 December
Auditors:	K F Cheong & Co.

3. **Particulars of the Company and Subsidiaries as at the Completion Date**

Name of Company: MSC Consulting (S) Pte. Ltd.

Registered number: 200305559E

Registered office: 1 Yishun Industrial Street 1, #04-27/28, A'Posh Bizhub Singapore 768160

Date and place of incorporation: 16 June 2003, Singapore

Issued share capital and number of issued shares: S$3,133,333 comprising 190,476 ordinary shares

Registered shareholders and shares held:

1. Chew Kim Chwee – 5,000 ordinary shares
2. Goh Kian Hwa – 61,666 ordinary shares
3. Lung Lay Hua – 64,667 ordinary shares
4. Yap Wil Kiat (Ye Weijie) – 2,000 ordinary shares
5. Hudson River Pte. Ltd. - 57,143 Ordinary Shares

Beneficial shareholders and shares held:

1. Chew Kim Chwee – 5,000 ordinary shares
2. Goh Kian Hwa – 61,666 ordinary shares
3. Lung Lay Hua – 64,667 ordinary shares
4. Yap Wil Kiat (Ye Weijie) – 2,000 ordinary shares
5. Hudson River Pte. Ltd. - 57,143 Ordinary Shares

Directors: Goh Kian Hwa, Yap Wil Kiat (Ye Weijie), Chew Kim Chwee, Lung Lay Hua and the Investor Directors

Secretary: Goh Kian Hwa

Financial year end: 31 December

Auditors: RSM Chio Lim LLP

Name of Subsidiary:	**OrangeKloud Pte Ltd**
Registered number:	201531332R

Registered office:	1 Yishun Industrial Street 1, #04-27/28, A'Posh Bizhub Singapore 768160
Date and place of incorporation:	8 August 2015, Singapore
Issued share capital and number of issued shares:	S$100,000 comprising 100,000 ordinary shares
Registered shareholders and shares held:	• MSC Consulting (S) Pte. Ltd.: 100,000 ordinary shares
Beneficial shareholders and shares held:	• MSC Consulting (S) Pte. Ltd.: 100,000 ordinary shares
Directors:	Goh Kian Hwa
	Lung Lay Hua
Secretary:	Goh Kian Hwa
Financial year end:	31 July
Auditors:	RSM Chio Lim LLP

Name of Subsidiary:	**OrangeKloud, Inc.**
Registered number:	4004490
Registered office:	1510 Fashion Island Blvd STE 200, San Mateo CA 94404
Date and place of incorporation:	15 March 2017, California, USA
Issued share capital and number of issued shares:	US$4 comprising 20,000,000 shares of common stock
Registered shareholders and shares held:	OrangeKloud Pte. Ltd.: 20,000,000 shares of common stock
Beneficial shareholders and shares held:	OrangeKloud Pte. Ltd.: 20,000,000 shares of common stock
Directors:	Goh Kian Hwa (President)
Secretary:	Lung Lay Hua

Financial year end:	31 December
Auditors:	Not appointed
Name of Subsidiary:	**MSCI Consulting Sdn Bhd**
Registered number:	733789-A
Registered office:	1D-3 (2nd floor) Mayang Plaza, Jalan SS26/9,
	Petaling Jaya, Selangor 47301
Date and place of incorporation:	16-05-2006, Malaysia
Issued share capital and number of issued shares:	RM500,000 comprising 500,000 ordinary shares
Registered shareholders and shares held:	OrangeKloud Pte. Ltd.: 500,000 ordinary shares
Beneficial shareholders and shares held:	OrangeKloud Pte. Ltd.: 500,000 ordinary shares
Directors:	Lung Lay Hua
	Goh Kian Hwa
Secretary:	Shim Swee Mee
Financial year end:	31 December
Auditors:	K F Cheong & Co.

Schedule 3

The Founder and Company Warranties

1. Capacity and Authority

1.1 Each of the Founders and the Company has the legal right, full power and capacity to enter into, perform and deliver this Agreement and any other Transaction Document to which any of them is a party and has taken all necessary action to authorise its entry into, performance and delivery of this Agreement.

1.2 This Agreement and any other Transaction Document to which it is a party when executed by the Company and the Founders will constitute legal, valid and binding obligations of the Company and the Founders enforceable in accordance with their respective terms.

1.3 The execution, delivery and performance of this Agreement by the Company and the Founders, and any other Transaction Document to which the Company or any Founder is party, will not and are not likely to:

(a) result in a breach of any provision of the Constitution or equivalent constitutional document of any Group Company; or

(b) result in a breach of, or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under any agreement, licence, instrument or other document to which any Group Company or any Founder is a party or by which any Group Company's or any Founder's assets are bound; or

(c) result in a breach of any applicable laws or regulations or any order, judgment or decree of any court, governmental agency or regulatory body having jurisdiction over any Group Company or any Founder.

1.4 The execution, delivery and performance by the Company and the Founders of this Agreement and any other Transaction Document to which the Company or any Founder is a party requires no action by, filing with or clearance from, any governmental body, administrative agency or any court.

2. The Subscription Shares

The Subscription Shares when allotted and issued will be duly authorised by the Company and free from any Encumbrances whatsoever (including but not limited to any rights of pre-emption that any existing Shareholder may have over any issuances of shares in the Company) and all consents for the issuance of Subscription Shares have been obtained or will be obtained by the Completion Date.

3. **Group Companies**

3.1 The Group Companies are companies duly incorporated and validly existing under their respective laws of incorporation.

3.2 The particulars contained in **Schedule 1** and **Schedule 2** are true, complete, accurate and not misleading.

3.3 The shareholders specified in **paragraphs 1** and **2** of **Schedule 2** are, and the shareholders specified in **paragraph 3** of **Schedule 2** will at Completion be, the sole legal and beneficial owners of the shares in the Group Companies, free from any Encumbrances and have the right to exercise all voting and other rights over such shares. The shares in the Subsidiaries comprise the whole of the issued and allotted shares in the Subsidiaries, have been properly and validly issued and allotted and each are fully paid or credited as fully paid. There are no Encumbrances on the shares in any Group Company.

3.4 No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of the Group Companies under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

3.5 There is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer (save for the agreements set out below), redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer (save for the agreements set out below), redemption or repayment of, any shares in the capital of any Group Company (including, without limitation, an option or right of pre-emption or conversion) or any loan capital, securities or other instruments issuable or issued by any Group Company that are redeemable, convertible or exchangeable into shares in the capital of any Group Company.

Pursuant to (a) the agreement on 1 August 2018 made amongst the Company, the Founders and Chew Kim Chwee and (b) the agreement dated 1 August 2018 made amongst the Company, the Founders and Yap Wil Kiat as disclosed by the Company to the Investor prior to the date hereof, Chew Kim Chwee and Yap Wil Kiat are required to transfer their Shares to the Founders if they leave employment on and subject to the terms set out in the said agreements.

3.6 There are no issued shares, loan capital, securities or other instruments issued by any Group Company which are redeemable or convertible or exchangeable into any shares in any Group Company, and no person has any interests in the same.

3.7 No Group Company:

(a) has any interest in, or has agreed to acquire, any share capital or other security of any other company (wherever incorporated) other than the Subsidiaries;

(b) has any branch, division, establishment or operations outside the jurisdiction in which it is incorporated; and

(c) (other than the Restructuring) has been involved in any corporate or group restructuring, including by way of merger, demerger or hive-down of assets, during the last five years and no such restructuring is currently taking place or envisaged.

3.8 The constitutional documents provided by the Company and/or its advisers to the Investor are true and accurate copies of the constitutional documents of the Group Companies and there have not been and are not any breaches by any Group Company of its constitutional documents.

3.9 The registers, statutory books, books of account and other records of whatsoever kind of each Group Company which are required to be maintained under applicable law: (i) are up-to-date; (ii) are maintained in accordance with applicable law on a proper and consistent basis; and (iii) contain complete and accurate records of all matters required to be dealt with in such books and records.

3.10 All registers (excluding those registers required to be maintained electronically by the Registrar of Companies under the Companies Act), books and records referred to in **paragraph 3.9** of this Schedule and all other documents (including documents of title and copies of all subsisting agreements to which any Group Company is a party) which are the property of each Group Company or ought to be in its possession are in the possession (or under the control) of the relevant Group Company.

3.11 All financial statements, documents and returns required by law to be delivered or made to the Registrar of Companies have been duly and correctly delivered or made on a timely basis.

3.12 AE Computer Systems Pte. Ltd., a company wholly-owned by the Founders as at the date hereof, does not and will not carry on any activity or business which is similar or competing with the business of any Group Company. Other than the Relevant Subsidiaries, none of the Founders has any interest in any entity having activity or business similar or competing with the activity or business of any Group Company.

4. **Accounts**

4.1 Each of the FY2016 Audited Accounts and the FY2017 Audited Accounts show a true and fair view of the financial position of the relevant Group Company as at the end of the relevant financial year and of the financial performance, changes in equity and cash flows of the relevant Group Company as of the end of the relevant financial year for the relevant period concerned.

The Audited Accounts have been prepared: (i) on a proper basis consistent with that adopted in preparing the audited financial statements of the relevant Group Company for the

previous three financial years preceding the relevant Audited Accounts; and (ii) in accordance with all applicable law and the applicable principles, standards and practices generally accepted at the end of the relevant financial year in the relevant jurisdiction.

4.2 As at the Accounts Date, the Audited Accounts: (i) make proper and adequate provision for all actual liabilities; (ii) disclose all contingent liabilities; and (iii) make provision reasonably regarded as adequate for bad and doubtful debts (if any).

4.3 The Management Accounts relating to each Group Company: (i) have been prepared in accordance with accounting policies generally accepted in such Group Company's country of incorporation; and (ii) are fair and not misleading in all material respects and do not materially misstate the assets and liabilities of the Group Company as at the relevant Management Accounts Date nor the profits or losses of the Group Company for the period concerned.

4.4 Proper provision or reserve has been made in the Audited Accounts for all Taxation liable to be assessed on each Group Company or for which each is or may become accountable in respect of: (a) profits, gains or income (as computed for Taxation purposes) arising or accruing or deemed to arise or accrue on or before the Accounts Date; and (b) any transactions effected or deemed to be effected on or before the Accounts Date or provided for in the Audited Accounts.

5. Assets and Debts

5.1 All assets included in the Audited Accounts and Management Accounts or acquired by any of the Group Companies or which have otherwise arisen since the Accounts Date, other than any assets disposed of or realised in the ordinary and usual course of business:

(a) are legally and beneficially owned by the Group Companies;

(b) are, where capable of possession, in the possession or under the control of the relevant Group Company;

(c) are free from Encumbrances; and

(d) are not the subject of any factoring arrangement, conditional sale or credit agreement.

5.2 None of the debts receivable or due to any Group Company which are included in the Audited Accounts and Management Accounts:

(a) has been outstanding for more than three months from its due date for payment save for the list of aged accounts payables and aged accounts receivables set out in **Schedule 8** hereto; or

(b) has been released on terms that the debtor has paid less than the full value of his debt,

and all such debts have realised or will realise in the normal course of collection their full value as included in the Audited Accounts and/or Management Accounts or in the books of the relevant Group Company after taking into account the provision for bad and doubtful debts made in such accounts. For the avoidance of doubt, a debt shall not be regarded as realising its full value to the extent that it is paid, received or otherwise recovered in circumstances in which such payment, receipt or recovery is or may be void, voidable or otherwise liable to be reclaimed or set aside.

5.3 The plant and machinery, vehicles and other equipment owned or used by each Group Company are in good repair and condition and in reasonable working order, have been regularly and properly maintained and are not dangerous, obsolete, inefficient or surplus to requirements.

5.4 In respect of the lease agreements for any real property leased or licensed by any Group Company (collectively "**Leases**" and each, a "**Lease**") for use in connection with such Group Company's business or operations:

(a) the usage and occupancy by the relevant Group Company of any such properties subject to the Leases are in full compliance with all applicable laws, bye-laws and regulations applicable to such Leases;

(b) there are no defaults existing under the Leases on the part of any Group Company and no events have occurred that, with the passage of time or the giving of notice, or both, would constitute a default by any Group Company under the relevant Lease;

(c) there are no outstanding claims against the lessor or licensor under the Leases; and

(d) the Leases remain valid and in full force and effect and have not been modified, changed, altered or amended in any respect, and represent the entire agreement between the relevant Group Company and the licensor or lessor under the relevant Lease.

5.5 The particulars of the Leases set out below are true, complete, accurate and not misleading:

Property	**Date**	**Landlord (and relationship with Founders)**	**Tenant**	**Particulars of Rental**	**Term (including option to renew)**
1 Yishun Industrial Street 1, #04-27/28	1 December 2017	K.H. Goh Holdings Pte Ltd (wholly-owned	The Company	**Rental**: S$7,372.50 per month (inclusive of service and maintenance	24 months ending on 30 November

A'POSH BizHub Singapore 768160		subsidiary of the Founders)		charges but excluding GST) **Late Payment Interest**: 12% per annum in the event the rent remains unpaid 7 days after becoming payable. **Deposit**: S$14,745.00, equivalent to 2 months' rental	2019 **Option to renew**: Further 2 years at a rental mutually agreed.

5.6 None of the Group Companies owns any real property.

6. Changes since Accounts Date

Save for the transactions contemplated by this Agreement, since the Accounts Date and up to (and including) the Completion Date:

(a) each Group Company's business has been operated in the usual way and ordinary course so as to maintain it as a going concern without any interruption or alteration in its nature, scope and manner;

(b) each Group Company has not engaged in, nor entered into, any business activities or transactions which are outside its ordinary and usual course;

(c) there has been no Material Adverse Change and no event, fact or matter has occurred or is likely to occur which will or is likely to give rise to any such change;

(d) none of the Group Companies has knowingly committed any breach of its facility agreements (where applicable) or incurred any additional borrowings or incurred any other indebtedness;

(e) none of the Group Companies has redeemed or purchased or agreed to redeem or purchase any of its share capital;

(f) no material capital commitments have been entered into or proposed by any Group Company other than those in the usual and ordinary course of business;

(g) none of the Group Companies has declared, authorised, paid nor made any dividend or other distribution (whether in case, shares or in kind) nor reduced its paid-up share capital; and

(h) none of the Group Companies has issued or agreed to issue any share or loan capital or other similar interest or security giving rise to a right over its capital, except as expressly required or contemplated by this Agreement.

7. Tax

7.1 All returns, computations, notices and information which are or have been required to be made or given by each Group Company for any Taxation purpose (i) have been made or given within the requisite periods and on a proper basis and are up-to-date and correct, and (ii) none of them is or is likely to be, the subject of any dispute with any Tax Authority.

7.2 No relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowance or otherwise) from, against or in respect of any Taxation has been claimed and/or given to each Group Company which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring at or at any time after the Completion Date.

7.3 None of the Group Companies is nor may become liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding thereto) in consequence of the failure by any other person to discharge such Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) prior to the Completion Date.

7.4 None of the Group Companies has nor any director or officer of such Group Company in his capacity as director or officer of such Group Company has paid, or become liable to pay, any fine, penalty or interest charged by virtue of any other statutory provision relating to Taxation.

7.5 Each Group Company has been resident for tax purposes in its country of incorporation and nowhere else at all times since its incorporation and will be so resident as at the Completion Date.

7.6 Each Group Company has not since its date of incorporation engaged in, or been a party to, any transaction or series of transactions or scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of, or deferral of or a reduction in the liability to, taxation.

7.7 Each Group Company has complied in all respects with all statutory provisions relating to Taxation and requiring the deduction of tax from any payment made by it, and has properly accounted for, and remitted or paid to the relevant Tax Authority within the time required.

7.8 Each Group Company has not been the subject of an investigation, discovery or access order by or involving any Tax Authority.

7.9 No Group Company has received any adverse Tax ruling since the Accounts Date.

7.10 None of the Group Companies owns nor has agreed to acquire, any asset, nor has received or agreed to receive any services or facilities (including the benefit of any licences or agreements), the consideration for the acquisition or provision of which was or will be in excess of its market value, or otherwise than on an arm's length basis.

7.11 None of the Group Companies has disposed nor has it agreed to dispose of any asset, nor has it provided or agreed to provide any services or facilities (including the benefit of any licences or agreements), the consideration for the disposal or provision of which was or will be less than its market value, or otherwise than on an arm's length basis.

7.12 Each Group Company has complied with all statutory requirements, orders, provisions, directions or conditions relating to goods and services Tax, value added Tax or other similar Tax including (for the avoidance of doubt) the terms of any agreement (if any) reached with the relevant Tax Authorities.

7.13 All documents to which each Group Company is a party or which form part of such Group Company's title to any asset owned or possessed by it or which it may need to enforce or produce in evidence in the courts of Singapore or elsewhere have been duly stamped and (where appropriate) adjudicated.

8. Intellectual Property

For the purpose of this **paragraph 8**:

"**Business IP**" means all Intellectual Property Rights used in connection with the business of the Group Companies.

"**Business IT**" means all computer systems, communication systems, software and hardware which is owned by and/or used by any Group Company.

"**Data Protection Law**" means all laws or regulations relating to the collection, disclosure, use, storage, transfer or processing of personal data, personally identifiable data, or privacy, in any jurisdiction in which any Group Company operates, including the PDPA.

"**Licensed Business IP**" means Business IP which is licensed to any Group Company.

"**Owned Business IP**" means Business IP which is owned by any Group Company.

"**PDPA**" means the Personal Data Protection Act 2012 (No. 26 of 2012 of Singapore).

8.1 **Ownership etc.**

(a) All Business IP is either Owned Business IP or lawfully used with the consent of the owner under a licence.

(b) All Owned Business IP is legally and beneficially owned by the relevant Group Company, in full force and effect, valid and enforceable and is not subject to any Encumbrance or any licence or authority in favour of another and is not being infringed or attacked or opposed by any person. No claims have been made and no intellectual property applications are pending which if pursued or granted might be material to the truth and accuracy of any of the foregoing statements.

(c) **Part 1 of Schedule 6** lists details of all Owned Business IP that are registered or the subject of applications for registration. None of the Group Companies has any unregistered trade marks. The particulars set out in **Schedule 6** are true, complete, accurate and up-to-date.

8.2 **Registered Intellectual Property**

All registration and maintenance fees in respect of Owned Business IP that is registered or the subject of applications for registration have been paid when due.

8.3 **Infringement of Third Party Rights in Intellectual Property**

The processes employed and the products and services dealt in by each Group Company both now and at any time within the last six years do not and did not use or embody any rights or interests of third parties in Intellectual Property Rights (other than the Business IP) or infringe any rights or interests of third parties in Intellectual Property Rights and no claims of infringement of any such rights or interests have been made by any third party.

8.4 **Licences**

In respect of the licence agreements for the use of the Licensed Business IP by the Group Companies or licence agreements by the Group Companies to others in respect of the Owned Business IP:

(a) they are in full force and effect, no notice having been given on either side to terminate them;

(b) the obligations of all parties have been fully complied with and no disputes have arisen or are foreseeable due to or as a result of the Company's breach or default;

(c) where such licences are of such a nature that they could be registered with the appropriate authorities and where such registration would have the effect of strengthening the Group Company's rights they have been so registered; and

(d) no circumstances exist or have existed which would entitle a party to terminate or vary the agreement.

8.5 Loss of Intellectual Property Rights

Neither the execution, nor compliance with, nor completion of this Agreement will, or is likely to:

(a) adversely affect the ownership of any Owned Business IP by any Group Company; or

(b) result in a breach of, or give any third party a right to terminate or vary any licence to use any Licensed Business IP.

8.6 Patents; Employees and consultants

(a) All patentable inventions made by employees of the Group Companies (including the Founders) and used or intended to be used in the business of any Group Company were made in the normal course of the duties of the employees concerned and there are no outstanding or potential claims against any Group Company under any contract or law providing for employee compensation or ownership in respect of any rights or interests in Intellectual Property Rights.

(b) Any inventions of any current and former employee or consultant (including the Founders) prior to their engagement by the Group Company are not necessary for the Group Company's conduct of business.

(c) The employment or consultancy agreement (as applicable) of each current and former employee or consultant of any Group Company (including the Founders) provides for any Intellectual Properties Rights developed by such person in the course of employment to be assigned to the Company.

Each current and former employee or consultant of any Group Company (including the Founders) has executed an employment or consultancy agreement in substantially similar terms set forth in the standard form provided to the Investor. Each such current and former employee or consultant has executed a confidentiality agreement or is bound by obligations of confidentiality.

8.7 Know-how; Confidentiality Information

(a) There has been and is no mis-use of Know-how or confidential information by any Group Company, and the Group Companies have not made any disclosure of Know-how and confidential information of the Group Companies to any person, except properly and in the ordinary and usual course of business and subject to a binding obligation of confidentiality on the part of the recipient.

(b) No Group Company has entered into any confidentiality or other agreement that restricts the free use or disclosure of any information used by that Group Company in connection with its business.

8.8 Information Technology

(a) There are not, and in the past twelve months, there have been no material errors, performance reduction, logical or physical intrusions, or breakdowns of any Business IT or losses of data which has caused material disruption to any Group Company's business.

(b) The Business IT is in good working order in all material respects and its capacity and performance is sufficient to satisfy the current business requirements (including requirements as to data volumes) of the Group Companies.

(c) Each Group Company has in place procedures to (i) prevent unauthorised access to and the introduction of viruses and other contaminants into the Business IT, (ii) to take and store on-site and off-site back-up copies of the software and data in the Business IT and (iii) to ensure that the business of the Group Companies can continue without material disruption in the event of breakdown or performance reduction of the Business IT or loss of data, whether due to natural disaster, power failure or otherwise.

8.9 Personal Data Protection

(a) The Group Companies have operated and are operating in accordance and compliance with all applicable Data Protection Law and no Group Company has breached any Data Protection Law. Each Group Company has implemented sufficient internal procedures to comply with all applicable Data Protection Laws.

(b) No Group Company has received any notice or other communication (official or otherwise) from a governmental agency or regulatory body alleging a breach or potential breach of Data Protection Law by any Group Company. No Group Company has received information which indicates that a governmental agency or regulatory body is investigating a Group Company for breach or potential breach of Data Protection Law.

(c) No individual has claimed compensation from a Group Company for a breach of Data Protection Law and no grounds exist for any such claim for compensation. No individual has lodged with any Group Company any complaint in relation to any breach or purported breach by any Group Company of Data Protection Law.

9. Insurance

9.1 Each Group Company has at all times been and is at the date of this Agreement and will on the Completion Date be adequately insured for an amount and to the extent required by applicable law or that would be prudent for a company involved in a similar business as that undertaken by such Group Company (including without limitation, for coverage over accidents, physical loss or damage, third party liability (including product liability)).

9.2 All premiums due in respect of such policies of insurance have been paid in full or in accordance with the relevant instalment plans and all material conditions of the policies have been performed and observed in full.

9.3 Each policy is in full force and effect and no act, omission, misrepresentation or non-disclosure by or on behalf of any Group Company has occurred which makes any of these policies void, voidable, illegal or unenforceable and there has been no breach of the terms, conditions and warranties of any of the policies that would entitle insurers to decline to pay all or any part of any claim made under the policies or to terminate any policy.

9.4 No material claim is outstanding either by the insurer or the insured under any of the insurance policies of any Group Company and no material claim against any Group Company by any third party is outstanding in respect of any risk covered by any of such policies or by any policy previously held by any Group Company.

10. Agreements

10.1 In respect of each Group Company, neither such Group Company nor any party with whom such Group Company has entered into an agreement, arrangement or obligation with is in breach of the agreement, arrangement or obligation. No fact or circumstance exists which might give rise to such a breach.

10.2 No party with whom any Group Company has entered into an agreement, arrangement or obligation has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement, arrangement or obligation.

10.3 No Group Company is, or has agreed to become, a member of any joint venture, consortium, limited liability partnership, partnership or other unincorporated association.

10.4 No Group Company is a party to any agreement or arrangement, under which, by virtue of the transactions contemplated by this Agreement:

(a) any other party would be relieved of any material obligation or become entitled to exercise any right (including any variation or termination right or any pre-emption right or option) or an Encumbrance would arise;

(b) the relevant Group Company would be in material default or lose any benefit, right or licence which it currently enjoys;

(c) a material liability or obligation of the Company would be created or increased.

10.5 No Group Company is a party to or subject to any agreement or arrangement which:

(a) is of an unusual or exceptional nature, as compared to other agreements or arrangements of a similar nature generally entered into by companies carrying on similar businesses to the relevant Group Company;

(b) is entered into otherwise than in the ordinary and usual course of business or not on arm's length terms;

(c) cannot readily be fulfilled or performed without undue or unusual expenditure of money or effort as compared to other agreements or arrangements of a similar nature generally entered into by companies carrying on similar businesses to the relevant Group Company;

(d) restricts the freedom of such Group Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(e) is of an onerous or long-term nature, as compared to other agreements or arrangements of a similar nature generally entered into by companies carrying on similar businesses to the relevant Group Company.

10.6 No Group Company has, nor will at any time prior to the Completion Date have, sold or otherwise disposed of any shares or capital or assets in circumstances such that it is, or may be, still subject to any liability (whether contingent or otherwise) under any representation, warranty or indemnity given or agreed to be given on or in connection with such sale or disposal.

10.7 Agreements with Connected Persons etc.

(a) There is no indebtedness (actual or contingent) nor any indemnity, guarantee or security arrangement between any Group Company on one hand, and any Founder (or its affiliate), any current or former shareholder (or its affiliate), employee, director of any Group Company or any person connected with any of such persons within the meaning of "connected person" as defined in Section 2 of the Securities and Futures Act, Chapter 289 of Singapore.

(b) Save for the Leases, there are no existing contracts, arrangements or understandings between, on the one hand, any Group Company and, on the other hand, the Founders (or its affiliate), any person who is or was a shareholder (or its affiliate), or the beneficial owner of any interest, in any Group Company or any person connected with any of them.

(c) Save for the Leases, no Group Company is or has been party to any contract, arrangement or understanding with any current or former employee or current or former director or any current or former consultant of any Group Company or any person connected with any of such persons, or in which any such person is interested (whether directly or indirectly).

11. Guarantees, Indemnities and Financial Facilities

11.1 Each Group Company is not a party to and is not liable under a guarantee, indemnity, suretyship, security or other agreement (whether or not legally binding) to secure or incur a financial or other obligation with respect to another person's obligation.

11.2 No part of the loan capital, borrowings or indebtedness in the nature of borrowings of any Group Company is dependent on the guarantee or indemnity of, or security provided by, another person which is not a Group Company.

11.3 Details of all financial facilities (including loans, derivatives and hedging arrangements) outstanding or available to the Group Companies have been disclosed in writing to by the Company to the Investor, the relevant Group Company is in compliance with all such facilities in accordance with their terms and, there are no circumstances whereby the continuation of any such facilities might be prejudiced or affected as a result of the transactions effected by this Agreement.

11.4 Details of all government authority investment grants, loan subsidies or financial aid received by or pledged to any Group Company during the previous three years up to the, as applicable, (i) date of this Agreement and (ii) the Completion Date have been disclosed in writing by the Company to the Investor. The entering into, and the performance of, this Agreement and any of the documents to be entered into pursuant to or in connection with this Agreement, will not result in the forfeit or repayment of any grant, subsidy or financial aid.

11.5 There are no financial liabilities, whether actual or contingent, of the Group Companies other than: (i) liabilities disclosed or provided for in the Audited Accounts and Management Accounts; and (ii) liabilities incurred in the ordinary and usual course of business since the Accounts Date, none of which results or will result in a Material Adverse Change.

12. Events of Default

No event has occurred or has been alleged to have occurred, which:

(a) constitutes an actual or potential default, an event of default, or otherwise gives rise to an obligation to repay, under an agreement relating to borrowing or indebtedness in the nature of borrowing (or will do so with the giving of notice or lapse of time or both) of any Group Company; or

(b) will lead to an Encumbrance constituted or created in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity or other obligation of any Group Company becoming enforceable (or will do so with the giving of notice or lapse of time or both).

13. Permits

13.1 Each Group Company is in possession of all permits, licences, approvals, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities ("**Permits**") necessary or appropriate for the effective operation of its business as now carried on, as previously carried on and as proposed to be carried on. Each such Permit is in force and unconditional or subject only to a condition that has been satisfied. Each Group Company has complied with the terms of each of its Permits. No Permit will be revoked, suspended, cancelled, varied or not renewed as a result of the execution or performance of this Agreement or any document to be executed at or before the Completion Date.

13.2 All Permits required for the carrying on of the Group Companies' business in all relevant jurisdictions have been obtained, and such Permits are valid and subsisting and in full force and effect.

13.3 There is no investigation, enquiry or proceeding outstanding or anticipated which is likely to result in the suspension, cancellation, modification or revocation of any Permits.

14. Insolvency, Winding-Up, etc

14.1 No Group Company is insolvent or unable to pay its debts, including its future and prospective debts or otherwise.

14.2 No (i) order has been made, resolution passed or (ii) petition or application presented or (iii) meeting convened for the winding up of any Group Company, whereby the assets of any Group Company are to be distributed to creditors or shareholders or other contributories of any Group Company or for the appointment of a liquidator or provisional liquidator to the Company.

14.3 No judicial manager, administrator, administrative receiver, receiver or receiver and manager has been appointed in relation to any Group Company or the whole or any part of its property, assets or undertaking, nor any notice given or petition or application filed with the court of an intention to appoint any such person.

14.4 No Group Company has ceased trading or stopped or suspended the payment of its debts nor received a written demand and no Group Company is insolvent or unable to pay its debts, including its future and prospective debts or otherwise, as they fall due.

14.5 No creditor of any Group Company has taken, or is entitled to take any steps to enforce, or has enforced any security over any assets of any Group Company or is likely to do so in the immediate future.

15. Litigation and Compliance with Law

15.1 Litigation

(a) No Group Company has during the five (5) years ending on the date of this Agreement and the Completion Date been involved whether as claimant or defendant or other party, in a civil, criminal, arbitration, administrative tribunal (including employment tribunals) or other proceeding. No civil, criminal, arbitration, administrative or other proceeding is pending against a Group Company or a person for whose acts or defaults a Group Company may be vicariously liable.

(b) There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental body against any Group Company or a person for whose acts or defaults a Group Company may be vicariously liable.

(c) There are no investigations, inquiries or disciplinary proceedings by or before any regulatory or government body concerning any of the Group Companies, none are pending or threatened and there are no facts likely to give rise to any such investigation, inquiry or proceedings (including any claim, suit, litigation, mediation or arbitration).

(d) Neither any Group Company, nor any of the properties, assets or operations which it owns or in which it is interested, is subject to any continuing injunction, judgment or order of any Court, arbitrator, governmental agency or regulatory body, nor in default under any order, licence, regulation or demand of any governmental agency or regulatory body or with respect to any order, suit, injunction or decree of any Court.

15.2 Each Group Company has conducted and is conducting its business in compliance with all applicable laws, bye-laws and regulations and no Group Company has been or is in breach of such laws, by-laws or regulations.

15.3 None of the directors, officers, agents, employees or other persons acting on behalf of any Group Company has been party to the use of any of the assets of the Group Companies for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or to the making of any direct or indirect unlawful payment to government officials or employees from such assets; to the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets; to the making of any false or fictitious entries in the books or records of any Group Company; or to the making of any unlawful or undisclosed payment.

16. Employees

16.1 No Group Company has entered into any unusual service agreement or contract with any of its directors or employees, and all existing service agreements and contracts between each Group Company and its directors or employees can be terminated on six (6) months' notice or thereabout. The employment of all employees of the Group is in accordance with applicable law.

16.2 There has not been any abnormal increase in any fees or emoluments paid or payable to any director or employee of any Group Company and no proposals to amend the terms of any employment or service agreement of any director or employee of any Group Company during the one (1) year ending on (i) the date of this Agreement and (ii) the Completion Date.

16.3 For the one (1) year ending on, as applicable, (i) the date of this Agreement and (ii) the Completion Date:

(a) no senior employee has given or received notice terminating his or her employment; and

(b) except for the proposed possible termination of employment of Pankaj Jaleshwar (due to non-renewal of work pass by Ministry of Manpower) and Alain Kumala Henryanto (due to under-performance), there have been no proposals to terminate the employment of any employee.

16.4 No liability has been incurred, and no liability may be incurred, by any Group Company for breach of any contract of employment or service with any director or employee, including redundancy payments, protective awards, compensation for wrongful dismissal, unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or re-appointment of any director (if applicable).

16.5 No Group Company is involved in, and there are no circumstances likely to give rise to, any strike or industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any trade union, works council, staff association or other similar organisation or other body (in any such case whether or not recognised by any of the Group Companies for collective bargaining or other negotiating purpose) representing employees or former employees of any Group Company.

16.6 None of the Group Companies has in place or is proposing to implement any share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any employees or other workers or former employees or other former workers of any of the Group Companies.

17. Power of Attorney

No Group Company has given any power of attorney which is in force as at the date of this Agreement or at the Completion Date.

18. Founders

Neither Founder: (i) is a party to any contract or arrangement in connection with the business of any Group Company which has not been disclosed in writing to Investor; (ii) is involved in any business which competes with the business of any Group Company; (iii) has been charged with a criminal offence (and no such charges are pending); (iv) is entitled to receive compensation amounts, bonuses or similar payments from any Group Company which have not been disclosed in writing to the Investor; (v) is subject to any court order disqualifying him/her from being a director or being involved in the management of a company; or (vi) has adjudged bankrupt, been the subject of a petition for bankruptcy order presented at the court, entered into a voluntary arrangement or other form of composition with creditors or subject to similar proceedings.

19. Disclosure

All information contained in this Agreement and all other information which has been given by or on behalf of the Company and each Founder to the Investor or its agents, employees or professional advisers in the course of the negotiations leading to this Agreement or in the course of any due diligence or other investigation carried out by or on behalf of the Investor prior to entering into this Agreement was when given and remains true, complete and accurate in all material respects and not misleading and there is no fact or matter or circumstance not disclosed in writing to the Investor which renders any such information untrue, inaccurate or misleading in any material respect.

Schedule 4

The Investor Warranties

1. The Investor has the legal right, full power and capacity to enter into, perform and deliver this Agreement and any other Transaction Document to which any of them is a party and has taken all necessary action to authorise its entry into, performance and delivery of this Agreement.

2. This Agreement and any other Transaction Document to which it is a party when executed by the Investor will constitute legal, valid and binding obligations of the Investor enforceable in accordance with their respective terms.

3. The execution, delivery and performance of this Agreement by the Investor, and any other Transaction Document to which the Investor is party, will not and are not likely to result in a breach of:

   (a) any provision of the constitution or equivalent constitutional document of the Investor; or

   (b) any order, judgment or decree of any court, governmental agency or regulatory body having jurisdiction over the Investor.

Schedule 5

Agreed form of Employment Contract

As attached

ALLEN & GLEDHILL

Dated (DD Month YYYY)

MSC Consulting (S) Pte Ltd

(the "Company")

and

Zhang Rong

(the "Executive")

EMPLOYMENT CONTRACT

Allen & Gledhill LLP
One Marina Boulevard #28-00 Singapore 018989
Tel: +65 6890 7188 | Fax +65 6327 3800

allenandgledhill.com

TABLE OF CONTENTS

Contents

Page

This Agreement is made on **between:**

(1) **MSC Consulting (S) Pte Ltd** (registered number 200305559E), a company incorporated in Singapore whose registered office is at 1 Yishun Industrial Street 1, #04-27/28, A' Posh Bizhub Singapore 768160 (the "**Company**"); and

(2) **Zhang Rong** (NRIC No.: S2767188H) of Apt Blk 261 Bukit Timah Road #04-01 Singapore 259703 (the "**Executive**").

This Agreement records the terms on which the Executive will serve the Company.

1. Interpretation

In this Agreement (and any Schedules to it):

1.1 Definitions:

"**Act**" means the Companies Act, Chapter 50 of Singapore as amended from time to time;

"**Board**" means the board of directors of the Company from time to time;

"**Employment**" means the employment of the Executive by the Company, the terms and conditions of which are set out in this Agreement;

"**Parties**" means the Company and the Executive and "**Party**" means any one of them; and

"**Shareholders Agreement**" means the agreement dated ___ August 2018 and as amended from time to time entered into among Hudson River Pte Ltd, Goh Kian Hwa, Lung Lay Hua, Chew Kim Chwee, Yap Wil Kiat and the Company which set out agreement between shareholders regulating the affairs of the Company and their relationship as shareholders.

1.2 References to any statutory provisions include any modifications or re-enactments of those provisions.

1.3 References to this Agreement include any Recitals and Schedules to it and this Agreement as from time to time amended and references to Clauses and Schedules are to Clauses of and Schedules to this Agreement.

1.4 Headings shall be ignored in construing this Agreement.

1.5 References to time of day are to Singapore time unless otherwise stated.

2. Term of Employment

2.1 The Employment has started on ______________________ (the "**Commencement Date**").

2.2 The Employment will continue until such time when the Employment is terminated pursuant to **Clause 9**.

3. **Duties of the Executive**

3.1 The Executive will serve as **Vice President**.

3.2 The Executive will:

3.2.1 provide advice to the Company in relation to the Company's proposed development of the China and Africa markets;

3.2.2 disclose any interests he may have in any transaction or proposed transaction with the Company; and

3.2.3 not at any time make improper use of any information which he may have acquired by virtue of his position within the Company to gain any advantage for himself or for any other person to the detriment of the Company, whether directly or indirectly.

4. **Interests of the Executive**

4.1 During the Employment the Executive will not be directly or indirectly engaged or concerned in the conduct of any business within Singapore which is similar to or competes with the business of the Company (except as a representative of the Company or with the written consent of the Board, such consent not to be unreasonably withheld), other than as a holder of not more than 10 per cent. of the issued shares or debentures of any company listed on any stock exchange.

4.2 The Company acknowledges that the Executive may be employed by other employers. The Company confirms that it has no objection to any outside employment of the Executive subject to the Executive's compliance with **Clause 4.1**.

5. **Salary**

The Company will pay the Executive:

(a) in respect of year 2018 and until March 2019, a fixed salary of S$137,760 per annum (equivalent to monthly salary of S$11,480); and

(b) from April 2019 onwards, a fixed salary of not less than S$140,640 per annum (equivalent to monthly salary of S$11,720).

Salary will be paid monthly in arrears by bank credit transfer on or about the last working day of each calendar month and will accrue from day to day.

6. **Expenses**

The Company will refund to the Executive all reasonable expenses properly incurred by him in performing his duties under this Agreement. This will include expenses relating to entertainment, subsistence and travelling. The Company may require the Executive to produce receipts or other documents as proof that he has incurred any expenses he claims.

7. Taxation

The Executive shall be solely responsible to pay all taxes and any other imposts as may be levied or assessed on any sums paid and/or other benefits provided to him by the Company. Any payment of salary or bonus by, or other sum due to him from the Company shall be subject to any and all withholding and other taxes leviable or payable and the Company shall in such case be entitled to deduct or retain the amount of such tax from any sum payable to him.

8. Confidentiality

Without prejudice to the common law duties which he owes to the Company the Executive agrees that he will not, except in the proper performance of his duties, use or disclose to any person any of the Company's trade secrets or confidential information. This restriction will continue to apply after the termination of the Employment without limit in time but will not apply to trade secrets or confidential information which becomes public other than through unauthorised disclosure by the Executive.

9. Termination

9.1 The Company and the Executive may mutually agree to terminate the Employment in writing.

9.2 Unless otherwise agreed to by the Company and the Executive, the Employment shall be automatically terminated upon the Relevant Shares Sale Completion (as defined in the Shareholders' Agreement).

9.3 In the event of termination of the Employment, the Company shall pay the Executive all the accrued but unpaid salaries and other payments required to be made hereunder up to the date of termination.

10. Notices

10.1 Any notices given under this Agreement must be given by letter or fax. Notice to the Company must be addressed to its registered office at the time the notice is given. Notice to the Executive must be given to him personally or sent to his last known address.

10.2 Except for notices given by hand, notices will be deemed to have been given at the time at which the letter or fax would be delivered in the ordinary course of post or transmission.

11. Miscellaneous

11.1 This Agreement may only be modified by the written agreement of the parties.

11.2 The Executive cannot assign this Agreement to anyone else.

11.3 This Agreement supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in it. It contains the whole agreement between the parties

relating to the Employment at the date the agreement was entered into (except for those terms implied by law which cannot be excluded by the agreement of the parties).

11.4 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any term of this Agreement.

11.5 This Agreement may be executed in counterparts, all of which taken together shall constitute one and the same document. Any Party may enter into this Agreement by executing any such counterpart.

11.6 Governing Law and Dispute Resolution

11.6.1 This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Singapore law.

11.6.2 Any dispute arising out of or in connection with this Agreement, including any question as to the validity, existence or termination of this Agreement and/or this clause, shall be resolved by arbitration in seat in Singapore conducted in English by a single arbitrator pursuant to the rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this clause.

In witness whereof this Agreement has been entered into on the date stated at the beginning.

SIGNED by
for and behalf of
MSC Consulting (S) Pte Ltd
in the presence of:

____

Witness's signature

Name:

Address:

SIGNED by **Zhang Rong**

in the presence of: }

____

Witness's signature

Name:

Address:

Schedule 6

Intellectual Property Rights

List of Registered Intellectual Property and Unregistered Trade Marks of the Group Companies

Part 1 Registered intellectual property and applications for registration

Patents with MSC Consulting (S) Pte. Ltd. as Proprietor

S/No	Patent Application No.	Title of invention	Application Date	Date of Grant Patent	Status	Next Renewal Due	Expiry Date
1	10201404112W	SERVICE MANAGEMENT METHOD	16/07/2014	07/11/2016	Patent In Force	16/07/2019	16/07/2034

Patents with OrangeKloud Pte Ltd as Proprietor

S/No	Patent Application No.	Title of invention	Application Date	Date of Grant Patent	Status	Next Renewal Due	Expiry Date
1	10201705440W	METHOD FOR NON-PERSISTENT APPLICATIONS	01/07/2017	-	Pending (Not Published)	-	-

Trade marks with MSC Consulting (S) Pte. Ltd. as Proprietor

S/No	Trade Mark No.	Trade Mark	Class	Application Date	Status	Expiry Date
1	T1113693J	msc Consulting	42	30/09/2011	Registered	30/09/2021
2	T1113692B	msc Consulting	9	30/09/2011	Registered	30/09/2021
3	40201514339S	OrangeKloud	42	17/08/2015	Treated As Withdrawn	-

Trade marks with OrangeKloud Pte. Ltd. as Proprietor

S/No	Trade Mark No.	Trade Mark	Class	Application Date	Status	Expiry Date
1	40201808165Q	TableQR	9	03/05/2018	Pending (Under Examination) Application filed on 3 May 2018	-
2	40201805818Q	OK365	42	29/03/2018	Pending (Under Examination) Application filed on 29 March 2018	-
3	40201805814S	Orangekloud 365	42	29/03/2018	Pending (Under Examination) Application filed on 29 March 2018	-
4	40201514340V	eMobiQ	42	17/08/2015	Registered	17/08/2025

Part 2 **Unregistered trade marks**

Nil

Schedule 7

Agreed form of VSA Licence Agreement

As attached

ALLEN & GLEDHILL

Dated ________________ 2018

Vertical Software Asia Pte. Ltd.

and

MSC Consulting (S) Pte. Ltd.

IP LICENCE DEED

Allen & Gledhill LLP
One Marina Boulevard #28-00 Singapore 018989
Tel: +65 6890 7188 | Fax +65 6327 3800

allenandgledhill.com

TABLE OF CONTENTS

Contents **Page**

This Deed is made on   **between:**

(1) **Vertical Software Asia Pte. Ltd.** whose registered office is at 1 Yishun Industrial Street 1, #04-27/28 A'Posh Bizhub, Singapore 768160 (company registration number 200903951E) (the "**Licensor**"); and

(2) **MSC Consulting (S) Pte. Ltd.** whose registered office is at 1 Yishun Industrial Street 1, #04-27/28 A'Posh Bizhub, Singapore 768160 (company registration number 200305559E) (the "**Licensee**")

Whereas:

(A) This Deed is entered into by the Parties pursuant to: (a) a Subscription Agreement dated ___ August 2018 made between, amongst others, the Licensee and Hudson River Pte Ltd ("**Investor**") (the "**Subscription Agreement**"); and (b) a Shareholders Agreement dated ____ August 2018 made between, amongst others, Goh Kian Hwa and Lung Lay Hua ("**Founders**") and the Investor (the "**Shareholders Agreement**").

(B) The Founders (who are the only registered shareholders of the Licensor) have agreed, pursuant to the Subscription Agreement and the Shareholders Agreement, that it will procure the Licensor to grant to the Licensee or such other subsidiaries of the Licensee as the Licensee may direct a non-exclusive, irrevocable, transferable and sub-licensable, royalty-free, fully paid-up, worldwide right and licence(s) to use the Licensor's Intellectual Property Rights in existence as of or created after the date hereof for a period of 10 years commencing from the Completion Date as defined in the Shareholders Agreement.

It is agreed as follows:

1. Interpretation

1.1 Definitions

"**Completion Date**" means the completion of the subscription of the Subscription Shares (as defined in the Subscription Agreement) by the Investor in accordance with the terms and conditions set out in the Subscription Agreement;

"**Encumbrances**" means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing; means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

"**Intellectual Property Rights**" means trade marks, service marks, trade names, domain names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrights, semi-conductor topography rights, database rights and all other similar rights in

any part of the world (including Know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

"**Licensor IP Rights**" means the registered patents and patent applications, and copyright subsisting in software listed in Schedule 1 attached, and all other Intellectual Property Rights owned by the Licensor.

"**Term**" has the meaning in Clause 8.

1.2 **Subsidiary Legislation**: References to a statutory provision include any subsidiary legislation made from time to time under that provision.

1.3 **Modification etc. of Statutes**: References to a statute or statutory provision include that statute or provision as from time to time modified, re-enacted or consolidated, whether before or after the date of this Agreement, so far as such modification, re-enactment or consolidation applies or is capable of applying to any transaction entered into in accordance with this Agreement and (so far as liability thereunder may exist or can arise) shall include also any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which such statute or provision has directly or indirectly replaced.

1.4 **Interpretation Act**: The Interpretation Act, Chapter 1 of Singapore, shall apply to this Agreement in the same way as it applies to an enactment.

1.5 **Clauses, Schedules, etc.**: References to this Agreement include any Recitals and Schedules to it and references to Clauses, Recitals, Schedules and Appendices are to the clauses and recitals of, and schedules and appendices to, this Agreement. References to paragraphs are to paragraphs of the Schedules.

1.6 **Information**: Any reference to books, records or other information means books, records or other information in any form including, without limitation, paper, electronically stored data, magnetic media, film and microfilm.

1.7 **Headings**: The headings are for convenience only and shall not affect the interpretation of this Agreement.

1.8 **Including**: The word "including" shall be deemed to be followed by "without limitation" or "but not limited to", whether or not they are followed by such phrases or words of like import, and "otherwise" shall not be construed as limited by words with which it is associated.

1.9 **Others**

1.9.1 Unless the context otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa; references to natural persons shall include bodies corporate and vice versa; and words denoting any gender shall include all genders.

1.9.2 The expression "person" means any individual, corporation, partnership, association, limited liability company, trust, governmental or quasi-governmental authority or body or other entity or organisation.

2. Licence

2.1 Subject to the terms of this Deed, Licensor hereby grants to Licensee a fully paid-up, irrevocable, transferable, sub-licensable, royalty-free, non-exclusive licence to use the Licensor IP Rights worldwide for the Term, including, in relation to the copyright in software, the rights to:

2.1.1 reproduce software in material form;

2.1.2 publish software if unpublished;

2.1.3 communicate software to the public;

2.1.4 make adaptations of software;

2.1.5 to enter into commercial rental arrangements of software; and

2.1.6 do any of the above in relation to all adaptations of software.

2.2 Licensee shall be entitled to grant sub-licences within the scope of Licensee's non-exclusive rights granted to it under Clause 2.1 to any third party on such terms and conditions as the Licensee may decide in its sole discretion, provided always that such terms and conditions are not any less onerous than those set out in this Deed.

3. Warranties

3.1 The Licensor hereby represents and warrants that:

3.1.1 it has full power and authority to enter into this Deed;

3.1.2 it is the sole legal and beneficial owner of all rights, title and interests in the Licensor IP Rights;

3.1.3 it holds the Licensor IP Rights free of all Encumbrances and other rights of or obligations owing to any person;

3.1.4 other than the right granted by the Licensor to the joint venture company formed by the Licensor, Sage Insights LLP and Mobent Solutions Pte Ltd, pursuant to the joint venture agreement effective 1 May 2015 entered into between the Licensor and Sage Insights LLP which has been disclosed to the Licensee (the "**JVA**"), it has not granted any licences to any other third party to use any of the Licensor IP Rights;

3.1.5 no person has the right to call for the assignment or grant of a licence to any of the Licensor IP Rights under any option or other agreement, nor is there any conditional

or unconditional agreement whereby such right may arise, other than the right granted by the Licensor to the joint venture company formed by the Licensor, Sage Insights LLP and Mobent Solutions Pte Ltd pursuant to the JVA;

3.1.6 Licensor's rights, title and interests in the Licensor IP Rights and Licensor's rights to grant the licence in this Deed are not being challenged, attacked or opposed by any person in any of the jurisdictions where patents have been obtained in respect of Licensor IP Rights (including Singapore);

3.1.7 the exercise by the Licensee of the rights granted under this Deed will not result in the infringement of any Intellectual Property Rights or proprietary rights of third parties;

3.1.8 the validity of the Licensor IP Rights are not being challenged, attacked or opposed by any person anywhere in the world;

3.1.9 it has not, either by act or omission, caused and permitted anything to be done which might endanger the validity of the Licensor IP Rights, including but not limited to such act or omission which might render any of the registered patents and/or patent applications listed in Schedule 1 invalid or subject to revocation;

3.1.10 the Licensor IP Rights are not being infringed in any of the jurisdictions where patents have been obtained in respect of Licensor IP Rights (including Singapore);

3.1.11 as at the date of this Agreement, all annuity and renewal fees which are due and steps which are required for the maintenance and protection of Licensor IP Rights have been paid and taken;

3.1.12 it has not, either by act or omission, caused and permitted anything to be done which might endanger the ability of the Licensee to register this licence.

4. Recordal of Licence

[Removed]

5. Infringement of Licensor IP Rights

5.1 Licensee shall immediately upon becoming aware of it give notice in writing to Licensor of any infringement or suspected or threatened infringement of the Licensed IP Rights which shall at any time come to its knowledge.

5.2 At Licensee's request, Licensor shall take all necessary action to enjoin the infringement including the institution of legal proceedings. Where any legal proceedings to enjoin the infringement are instituted by Licensor upon Licensee's request, Licensee shall be entitled to direct and control the legal proceedings including the appointment and instruction of counsel. Licensor shall not at any time settle or compromise or attempt to settle or compromise said action(s) except with the prior written consent of the Licensee.

5.3 The costs and expenses of any actions or proceedings which Licensee shall require to be taken under Clause 5.2 shall be borne by the Licensee.

6. Legal Proceedings

6.1 Should Licensee be sued for infringement of any patents or other Intellectual Property Rights of the third party or Licensee's right to exercise its rights under the licence granted in Clause 2 are challenged in any proceedings, Licensor shall on request assist the Licensee in its defence to such action(s). Licensor shall provide or procure such assistance including the furnishing of documents and information and the execution of all necessary documents and being joined as a party to or conducting of the defence to said action(s) as Licensee may request.

7. Maintenance of Patents

7.1 Licensor shall during the Term:

7.1.1 pay all annuity and renewal fees as they fall due and take all necessary steps and actions required to maintain and keep in force the patent registrations listed in Schedule 1, at its own expense for the maximum term of protection permitted under applicable laws; and

7.1.2 continue at its expense the prosecution of the applications for patents listed in Schedule 1 and to take all steps and actions necessary to procure the grant of protection for the said patent applications,

unless Licensee gives its prior written consent (which shall not be unreasonably withheld or delayed) to abandoning one or more of them or unless Licensor hands over to Licensee the above responsibility and Licensee agrees to assume such responsibility.

8. Term

The term of the Licence granted under Clause 2 of this Deed shall be for a period of 10 years commencing on the Completion Date (the "**Term**").

9. Notices

9.1 All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by prepaid registered post (by air-mail if to or from an address outside Singapore) with recorded delivery, or by facsimile transmission or electronic mail addressed to the intended recipient thereof at its address or at its facsimile number or email address set out below (or to such other address or facsimile number or email address as a Party to this Agreement may from time to time duly notify the other). Any such notice, demand or communication shall be deemed to have been duly served (if delivered personally or given or made by facsimile or electronic mail) immediately or (if given or made by letter) 48 hours after posting or (if made or given to or from an address outside Singapore) ten days after posting and in proving the same it shall be

sufficient to show that personal delivery was made or that the envelope containing such notice was properly addressed as a prepaid registered letter or that the facsimile transmission was properly addressed and despatched. The addresses and facsimile numbers and email address of the Parties for the purpose of this Agreement are

Licensor

Address: 1 Yishun Industrial Street 1 #04-27/28 A' Posh Bizhub Singapore 768160

Attention: Goh Kian Hwa

Facsimile No.: 6741 1102

Email: alex.goh@msc-consulting.com.sg

Licensee

Address: 1 Yishun Industrial Street 1 #04-27/28 A' Posh Bizhub Singapore 768160

Attention: Lung Lay Hua

Facsimile No.: 6741 1102

Email: esther.lung@msc-consulting.com.sg

10. Waiver

No waiver or failure to exercise any option, right or privilege under the terms of this Agreement by either Party on any occasion or occasions shall be construed to be a waiver of the same on any other occasion or of any other option, right or privilege. Failure to enforce any terms and/or conditions of this Agreement shall not be deemed as a waiver of these terms and/or conditions or of the right to subsequently enforce them. No provision of this Agreement and no obligation of either Party under this Agreement may be waived except by an instrument in writing signed by the Party waiving the provision or obligation.

11. Rights of third parties

This Deed does not create any right under the Contracts (Rights of Third Parties) Act 1999 which is enforceable by any person who is not a party to it except to the extent (if any) that this Deed expressly provides for such Act to apply to any of its terms.

12. Variation

No variation of this Deed shall be effective unless in writing and signed by or on behalf of each of the parties.

13. No partnership

Nothing in this Deed shall create a partnership or joint venture between the parties to it and neither party shall enter into or have authority to enter into any engagement or make any representation or warranty on behalf of or pledge the credit of or otherwise bind or oblige the other party hereto.

14. Severance

If any provision in this Deed shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Deed but the legality, validity and enforceability of the remainder of this Deed shall not be affected.

15. Governing Law

This Deed shall be governed by and construed in accordance with Singapore law.

16. Jurisdiction

Any dispute arising out of or in connection with this Deed, including any question as to the validity, existence or termination of this Deed and/or this Clause 16, shall be resolved by arbitration in seat in Singapore conducted in English by a single arbitrator pursuant to the rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this Clause 16.

Schedule 1

Patents in Force

Country	Patent Application No.	Title of Invention	Proprietor	Date of Grant of Patent	Status	Inventor
Singapore	10201406045P	Authentication System and Method	Vertical Software Asia Pte Ltd	29 April 2016	Patent in force	Goh Kian Hwa Tan Chun Wei Shaun
Singapore	10201407627S	Authentication System and Method	Vertical Software Asia Pte Ltd	29 April 2016	Patent in force	Goh Kian Hwa Tan Chun Wei Shaun

Pending Patent Applications

Country	Patent Application No.	Title of Invention	Applicant	Filing Date	Status	Inventor
Singapore	10201408159T	Authentication Method	Vertical Software Asia Pte Ltd	6 December 2014	Pending (Published)	Goh Kian Hwa Tan Chun Wei Shaun
Singapore	10201610461V	Authentication Method	Vertical Software Asia Pte Ltd	14 December 2016	Pending (Not Published)	Information not available yet.

Copyright in Software

S/No	Name of Software
01	iStampz

In witness whereof this Deed has been entered into on the date stated at the beginning.

The Licensor

SIGNED SEALED AND DELIVERED by

for and on behalf of

Vertical Software Asia Pte Ltd

in the presence of:

____

Witness' signature

Name:

Address:

The Licensee

SIGNED, SEALED AND DELIVERED by

for and on behalf of

MSC Consulting (S) Pte Ltd

in the presence of:

____

Witness' signature

Name:

Address:

Schedule 8

Aged Accounts Payables and Aged Accounts Receivables

As attached

Aged Accounts Payable

MSC Consulting (S) Pte Ltd

Aged as of 31. July 2018

Aged by Posting Date

All Amounts in LCY

No.	Name	01/04/18 ..30/04/18	Before 01/04/18
A10000	AE COMPUTER SYSTEMS PTE LTD	-5,885.00	-17,655.00
A10008	AVIVA LTD	0.00	0.00
E10002	Eworkz Information	0.00	0.00
F10000	FUJI XEROX SINGAPORE PTE LTD	0.00	0.00
J10003	JET REPORTS ASIA PTE LTD	0.00	0.00
K10002	K.H. GOH HOLDINGS PTE LTD	0.00	0.00
L10005	LYRECO (SINGAPORE) PTE LTD	0.00	-60.71
M10002	MICROSOFT REGIONAL SALES CORPORATION	0.00	0.00
MISC	MISC	0.00	-55.20
O10004	Orangekloud Pte Ltd	0.00	-16,875.76
P10005	Popular Book Co (Pte) Ltd	0.00	0.00
Q10000	QUALITY GRAPHIC PRINT	0.00	-5,276.00
Total (LCY)		**-5,885.00**	**-40,022.67**

Aged Accounts Receivable

MSC Consulting (S) Pte Ltd

Aged as of 31. July 2018
Aged by Posting Date
All Amounts in LCY

No.	Name	01/04/18 ..30/04/18	Before 01/04/18
A10000	AE COMPUTER SYSTEMS PTE LTD	821.22	2,495.66
A10001	Angliss Singapore Pte Ltd	0.00	20,974.14
A10004	Gourmet Partner (M) Sdn Bhd	0.00	0.00
A10010	Aesthetics Marketing Asia Pte Ltd	0.00	34,668.00
A10017	Aly Energy Singapore Pte Ltd	0.00	8,378.10
A10035	ASP Ship Management Singapore Pte Ltd	0.00	0.00
A10036	Azendian Solutions Pte. Ltd.	0.00	0.00
A10037	Advanide Holdings Pte Ltd	0.00	128,020.15
A10038	Aitech Robotics And Automation Pte Ltd	866.70	0.00
B10023	Bidfood Malaysia Sdn Bhd	0.00	0.00
C10009	Commune Lifestyle Pte Ltd	0.00	-1,070.00
C10027	Coverall (Singapore) Pte Ltd	0.00	3,852.00
C10028	Comfort Design Pte Ltd	0.00	0.00
D10010	Dynamicweb Solution Asia Pacific Pte Ltd	6,867.07	0.00
E10002	Erect Group (Singapore) Pte Ltd	0.00	103,377.84
E10007	Evergrand Marketing Pte Ltd	0.00	36,082.27
E10012	ECO2 Builder Pte. Ltd.	0.00	21,400.00
F10003	Futuristic Store Fixtures Pte Ltd	0.00	82,593.30
G10002	Globaltronic Precision Pte Ltd	0.00	22,598.40
G10008	Ginga Petroleum (S) Pte Ltd	0.00	0.00
G10011	Ge-Shen Corporation Berhad	0.00	36,000.00
G10012	GCB Cocoa Singapore Pte Ltd	0.00	157,522.06
G10015	Ge-Shen Plastic (M) Sdn Bhd	0.00	33,436.58
G10017	GCB Cocoa Malaysia Sdn Bhd	0.00	0.00
H10000	Heeton Holdings Limited	0.00	16,852.50
H10011	HTS Precision Pte Ltd	0.00	20,203.75
H10018	H.I.S. Management Services Sdn. Bhd.	0.00	0.00
J10009	JB Foods Global Pte Ltd	6,741.00	31,229.36
K10001	Kaer Pte Ltd	0.00	0.00
K10007	K-One Industries Pte Ltd	0.00	13,696.00
K10009	Kloud-Soft Pte Ltd	0.00	1,298.02
M10001	Mero Asia Pacific Pte Ltd	0.00	48,310.50
M10003	MUJI (Singapore) Pte Ltd	0.00	0.00
M10004	Munivac Sdn Bhd	0.00	8,100.00
M10018	Microsoft Operations Pte Ltd	0.00	0.00
M10019	Monster AV Pte Ltd	0.00	48,498.82
M10024	MSCI Consulting Sdn Bhd	0.00	10,342.42
M10025	Mitsui & Co. Power & Infrastructure Development	0.00	0.00
N10008	NCS Pte. Ltd.	0.00	0.00
N10012	Newtech Machinery Pte. Ltd.	0.00	68,908.00
O10004	Opus Offshore Pte Ltd	0.00	61,107.70
O10008	OrangeKloud Pte Ltd	11,673.64	3,896.24
P10000	PT. Batamindo Investment Cakrawala	0.00	0.00
P10006	Poh Tiong Choon Logistics Limited	0.00	7,490.00
Q10000	QUE Holdings Pte Ltd	0.00	0.00
R10000	Roechling Engineering Plastics Pte Ltd	0.00	7,704.00
R10003	Research Instruments Pte Ltd	0.00	21,438.53
R10004	Research Instruments Sdn Bhd	0.00	5,066.80
R10005	RAM I Pte Ltd	0.00	0.00
S10010	SATSACO Express Transportation Pte Ltd	0.00	42,682.30
S10016	Singapore Shipping Agencies Pte Ltd	0.00	5,992.00
S10031	SAP ASIA PTE LTD	0.00	2,385.28
S10034	SATS BRF Food Pte Ltd.	0.00	25,519.50
S10036	Sheng Zhang Logistics Pte Ltd	2,991.11	35,893.32
S10039	Sante Scaffolding Pte Ltd	0.00	0.00

Aged Accounts Receivable

MSC Consulting (S) Pte Ltd

S10040	Sante Access System Pte. Ltd.	0.00	127,982.70
S10041	Sante Machinery Pte Ltd	0.00	88,652.55
S10042	Sante Crane & Equipment Pte. Ltd.	0.00	185,714.55
S10043	S.E.T. Logistics Pte Ltd	0.00	14,231.00
S10044	Sin Li-Hin Frozen Food Pte Ltd	0.00	0.00
S10045	Summit Gazipur II Power Ltd	0.00	13,950.00
T10002	Touch Community Services Limited	0.00	0.00
T10006	Tong Garden Food (Singapore) Pte Ltd	4,412.51	0.00
T10008	The LGM Group Pte Ltd	0.00	0.00
T10018	Triple Pte Ltd	0.00	0.00
T10030	Trusted Source Pte Ltd	0.00	0.00
U10008	UA Sports (Thailand) Co., Ltd.	0.00	0.00
V10000	Vertical Software Asia Pte. Ltd.	1,944.27	24,276.29
W10004	Warehouse And Logistic Solution Pte Ltd	0.00	25,960.00
Y10004	YSQ International Pte Ltd.	0.00	0.00
	Total (LCY)	**36,317.52**	**1,657,710.63**

In witness whereof this Agreement has been entered into on the date stated at the beginning.

The Investor

SIGNED by **Zhang Rong**

for and on behalf of

HUDSON RIVER PTE LTD

in the presence of:

____

Witness' signature

Name: Chong Zhuo Chen

Address: One Marina Boulevard #28-00 Singapore 018989

Founder 1

SIGNED by

Goh Kian Hwa

in the presence of:

Witness' signature

Name: Toh Puay Yong

Address: 59 Tampines Central 7
#09-17
S'pore 528594

Founder 2

SIGNED by

Lung Lay Hua

in the presence of:

Witness' signature

Name: Toh Puay Yong

Address: 59 Tampines Central 7
#09-17
S'pore 528594

The Company

SIGNED by **Goh Kian Hwa**

for and on behalf of

MSC CONSULTING (S) PTE. LTD.

in the presence of:

Witness' signature

Name: Toh Paay Yong

Address: 59 Tampines Central 7
#09-17
S'pore 528594